Exhibit 3.21

FILED In the Office of the Secretary of state of Texas
CERTIFICATE OF AMENDMENT	JUN 28 2006

Corporations Section

Entity Information

The name of the filing entity is Texas Taco Cabana, L.P., a Texas Limited Partnership. The file number issued to the filing entity is 7077910. The date of formation is October 28, 1993.

Amendments

Please make the following changes to the Certificate of Limited Partnership. Taco Cabana Management, Inc., the General Partner of the filing entity was merged into T.C. Management, Inc. on September 1, 2004. As a result, T.C. Management Inc. is the new General Partner of the filing entity. T.C. Management Inc. is a Delaware corporation, formed on October 28, 1993, FID 74-2686352.

Statement of Approval

The amendments to the Certificate of Limited Partnership have been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the entity.

Address For New General Partner

The address of the new general partner, T.C. Management, Inc. is 8918 Tesoro Dr., Suite 200, San Antonio, Texas 78217.

Effectiveness of Filing

This document becomes effective when the document is filed by the Secretary of State.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date:	June 26, 2006
By Shanna M. Garcia
On behalf of Taco Cabana Management, Inc.

SUBSCRIBED AND SWORN TO BEFORE ME on June 26, 2006.

(seal)
Notary Public in and for the State of Texas

Date:	June 26, 2006	By Shanna M. Garcia
Of behalf of T.C. Management, Inc.

SUBSCRIBED AND SWORN TO BEFORE ME on June 26, 2006.

(seal)
Notary Public in and for the State of Texas